Exhibit 4.2

COMMUNICATION OVER THE AIR INC.
2002 EQUITY INCENTIVE PLAN

     1. Purpose. This 2002 Equity Incentive Plan (the “Plan”) is intended to provide incentives: (a) to the officers and other employees of Communication Over The Air Inc., a Cayman Islands Exempted Company (the “Company”), and any present or future parent or subsidiaries of the Company (collectively, “Related Corporations”) by providing them with opportunities to purchase Share in the Company pursuant to options granted hereunder which qualify as “incentive Share options” (“ISO” or “ISOs”), (b) to directors, officers, employees, consultants and advisors of the Company and Related Corporations by providing them with opportunities to purchase Share in the Company pursuant to options granted hereunder which do not qualify as ISOs (“Non-Qualified Option” or “Non-Qualified Options”). Both ISOs and Non-Qualified Options are referred to hereafter individually as an “Option” and collectively as “Options.” Options are referred to hereafter individually as a “Share Right” and collectively as “Share Rights.” As used herein, the terms “parent” and “subsidiary” mean “parent corporation” and “subsidiary corporation,” respectively.

     2. Administration of the Plan.

     A. Board or Committee Administration. The Plan shall be administered by the Board of Directors of the Company (the “Board”). The Board may appoint a Compensation Committee (as the case may be, the “Committee”) of two (2) or more of its members to administer the Plan and to grant Share Rights hereunder, provided such Committee is delegated such powers in accordance with applicable law. (All references in this Plan to the “Committee” shall mean the Board if no such Compensation Committee has been so appointed). If the Company registers any class of any equity security pursuant to securities laws of any jurisdiction to the Company is subject to, the Plan shall be administered in accordance with the applicable provisions set forth in such securities laws.

     B. Authority of Board or Committee. Subject to the terms of the Plan, the Committee shall have the authority to: (i) determine the employees of the Company and Related Corporations (from among the class of employees eligible under paragraph 3 to receive ISOs) to whom ISOs may be granted, and to determine (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and to make purchases of Restricted Share) to whom Non-Qualified Options may be granted; (ii) determine the time or times at which Options may be granted; (iii) determine the exercise price of shares subject to each Option, which price shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified

Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options and the nature of any such restrictions; (vii) impose such other terms and conditions with respect to Share Rights not inconsistent with the terms of this Plan as it deems necessary or desirable; and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it.

     If the Committee decides to issue a Non-Qualified Option, the Committee shall take whatever actions it deems necessary, under the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Share Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Share Right granted under it.

     C. Committee Actions. The Committee may select one of its members as its chairman and shall hold meetings at such time and places as it may determine. Acts by a majority of the Committee, acting at a meeting (whether held in person or by teleconference), or acts reduced to or approved in writing by all of the members of the Committee, shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan, subject to compliance with paragraph 2A.

     D. Grant of Share Rights to Board Members. Share Rights may be granted to members of the Board, subject to compliance with the applicable securities laws when required by paragraph 2A. All grants of Share Rights to members of the Board shall be made in all respects in accordance with the provisions of this Plan applicable to other eligible persons.

     3. Eligible Employees and Others. ISOs may be granted to any employee of the Company or any Related Corporation. Those officers and directors of the Company who are not employees may not be granted ISOs under the Plan. Non-Qualified Options may be granted to any employee, officer or director (whether or not also an employee) or consultant or advisor of the Company or any Related Corporation. The Committee may take into consideration a recipient’s individual circumstances in determining whether to grant a Share Right. Granting a Share Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him from, participation in any other grant of Share Rights.

     4. Ordinary Shares. The capital shares subject to Share Rights shall be authorized but unissued shares of Ordinary Shares of the Company (the “Ordinary Shares”), or shares of Ordinary Shares reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 3,500,000 minus that number of shares which are the subject of option grants made, or were purchased pursuant to the exercise of options that were granted, to employees, officers directors, or consultants of the Company or Related Corporations prior to the date of the adoption of this plan by the Company’s Board of Directors, subject to adjustment as provided in paragraph 13. Any such shares may be issued pursuant to the exercise of ISOs or Non-Qualified Options, so long as the aggregate number of shares so issued does not exceed such number, as adjusted. Until such time as the Company becomes subject to the certain provision of the applicable securities laws with respect to compensation earned under this Plan, if any Share Right granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or if any shares of Ordinary Shares issued pursuant to a Share Right have been repurchased by the Company in accordance with the terms of the agreement or instrument pursuant to which the Share Right is granted, then the unpurchased shares subject to such Share Right and any shares issued pursuant to a Share Right that have been so repurchased by the Company (or shares in substitution thereof) shall again be available for grants of Share Right under the Plan.

     5. Granting of Share Rights. Share Rights may be granted under the Plan at any time after June 6, 2002 and prior to June 6, 2012. The date of grant of a Share Right under the Plan will be the date specified by the Committee at the time it grants the Share Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant. The Committee shall have the right, with the consent of the optionee, to convert an ISO granted under the Plan to a Non-Qualified Option pursuant to paragraph 17.

     6. Minimum Option Price; ISO Limitations.

     A. Price for ISOs. The exercise price per share specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Ordinary Shares on the date of such grant. In the case of an ISO to be granted to an employee owning Share possessing more than ten percent (10%) of the total combined voting power of all classes of Share of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Ordinary Shares on the date of grant.

     B. $100,000 Annual Limitation on ISOs. Each eligible employee may be granted ISOs only to the extent that, in the aggregate under this Plan and all other incentive Share option plans of the Company and any Related Corporation, such ISOs do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase more than $100,000 in fair market value (determined at the time the ISOs were granted) of Ordinary Shares in that year. Any Options granted to an employee in excess of such amount will be granted as Non-Qualified Options.

     C. Determination of Fair Market Value. If, at the time an Option is granted under the Plan, the Company’s Ordinary Shares is publicly traded, “fair market value” shall be determined as of the last business day (the “Valuation Date”) for which the prices or quotes discussed in this sentence are available prior to the date such Option is granted and shall mean (i) the higher of (A) the average (on the Valuation Date) of the high and low prices of the Ordinary Shares on the principal national securities exchange on which the Ordinary Shares is traded and (B) the average closing price for 5 days preceding the Valuation Date, if the Ordinary Shares is then traded on a national securities exchange, or on the Nasdaq National Market or the Nasdaq Small Cap Market, if the Ordinary Shares is not then traded on a national securities exchange; or (ii) the average of the low bid and high ask prices as quoted on the Valuation Date by an established quotation service for over-the-counter securities, if the Ordinary Share is not then traded on a national securities exchange or the Nasdaq National Market or the Nasdaq Small Cap Market. If the Ordinary Share is not publicly traded at the time an Option is granted under the Plan, “fair market value” shall be deemed to be the fair value on the date such Option is granted of the Ordinary Share as determined by the Committee after taking into consideration all factors in good faith it deems appropriate, including, without limitation, recent sale and offer prices of the Ordinary Share in private transactions negotiated at arm’s length, if any.

     7. Option Duration. Subject to earlier termination as provided in paragraphs 9, 10, and 13B, each Option shall expire on the date specified by the Committee and set forth in the original Share option agreement granting such Option, provided that ISOs shall in any event expire not more than ten years from the date of grant and ISOs granted to an employee owning Share possessing more than ten percent (10%) of the total combined voting power of all classes of Share of the Company or any Related Corporation, such ISOs shall expire not more than five years from the date of grant. Non-Qualified Options shall expire on the date specified in the agreement granting such Non-Qualified Options, subject to extension as determined by the Committee. ISOs, or any part thereof, that have been converted into Non-Qualified Options may be extended as provided in paragraph 17.

     8. Exercise of Option. Subject to the provisions of paragraphs 9 through 13, each Option granted under the Plan shall be exercisable as follows:

     A. Vesting. Unless otherwise specified by the Committee or the Board of Directors and subject to paragraphs 9 and 10 with respect to ISO’s, Options granted to employees shall vest on a schedule at least as rapid as the following: (a) as to 25% of the shares subject to the Option, on the first anniversary of the date of grant of the Option; and (b) as to the remaining 75% of the shares subject to the Option, in 12 equal quarterly installments beginning one calendar quarter after the date of such anniversary. The Board or the Committee may also specify such other conditions precedent as it deems appropriate to the exercise of an Option.

     B. Full Vesting of Installments. Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Board or the Committee.

     C. Partial Exercise. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, provided that the Committee may specify a certain minimum number or percentage of the shares issuable upon exercise of any Option that must be purchased upon any exercise.

     D. Acceleration of Vesting. The Board or the Committee shall have the right to accelerate the date of exercise of any installment of any Option.

     9. Termination of Employment. If an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his ISOs shall become exercisable following the date of such cessation of employment, and his ISOs shall terminate after the passage of ninety (90) days from the date of termination of his employment, but in no event later than on their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 17. Nothing in the Plan shall be deemed to give any grantee of any Share Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time. The Board or Committee may establish such provisions in particular Share Right grant agreements as it may deem appropriate with respect to the treatment of Share Rights other than ISOs upon the termination of the employment of the holder of the Share Right.

     10. Death; Disability.

     A. Death. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his death, any ISO of his may be exercised, to the extent of the number of shares with respect to which he could have exercised it on the date of his death, by his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, at any time prior to the earlier of the specified expiration date of the ISO or one hundred and eighty (180) days from the date of such optionee’s death.

     B. Disability. If an ISO optionee ceases to be employed by the Company and all Related Corporations by reason of his disability, he or, in the event of his death, his estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, shall have the right to exercise any ISO held by him on the date of termination of employment, to the extent of the number of shares with respect to which he could have exercised it on that date, at any time prior to the earlier of the specified expiration date of the ISO or one (1) year from the date of the termination of the optionee’s employment. For the purposes of the Plan, the term “disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code or successor statute.

     11. Assignability. No ISO, and unless specified in the agreement or instrument pursuant to which the Option is granted, no Non-Qualified Option shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the grantee each Share Right shall be exercisable only by him or her. No Share Right, and no right to exercise any portion thereof, shall be subject to execution, attachment, or similar process, assignment, or any other alienation or hypothecation. Upon any attempt so to transfer, assign, pledge, hypothecate, or otherwise dispose of any Share Right, or of any right or privilege conferred thereby, contrary to the provisions thereof or hereof or upon the levy of any attachment or similar process upon any Share Right, right or privilege, such Share Right and such rights and privileges shall immediately become null and void.

     12. Terms and Conditions of Share Rights. Share Rights shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof to the extent applicable and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan. Without limiting the foregoing, such provisions may include transfer restrictions, rights of refusal, vesting provisions, repurchase rights and drag-along rights with respect to shares of Ordinary Share issuable upon exercise of Share Rights, and such other restrictions applicable to shares of Ordinary Share issuable upon exercise of Share Rights as the Committee may deem appropriate. In granting any Non-Qualified Option, the Committee may specify that such Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination, cancellation or other provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

     13. Adjustments. Upon the occurrence of any of the following events, an optionee’s rights with respect to Options granted to him hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

     A. Share Dividends and Share Splits. If the shares of Ordinary Share shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Ordinary Share as a Share dividend on its outstanding Ordinary Share, the number of shares of Ordinary Share deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or Share dividend.

     B. Consolidations, Mergers or Sales of Assets or Share. If the Company is to be consolidated with or acquired by another person or entity in a merger, sale of all or substantially all of the Company’s assets or Share or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to outstanding Options or shares acquired upon exercise of any Option, take one or more of the following actions: (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such Options the consideration payable with respect to the outstanding shares of Ordinary Share in connection with the Acquisition; (ii) accelerate the date of exercise of such Options or of any installment of any such Options; (iii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Options, including those which are not then exercisable, shall terminate; (iv) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof; or (v) in the event of a Share sale, require that the optionee sell to the purchaser to whom such Share sale is to be made, all shares previously issued to such optionee upon exercise of any Option, at a price equal to the portion of the net consideration from such sale which is attributable to such shares. Nothing contained herein will be deemed to require the Company to take, or refrain from taking, any one or more of the foregoing actions.

     C. Recapitalization or Reorganization. In the event of a reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Ordinary Share, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization and had been the owner of the Ordinary Share receivable upon such exercise at such time.

     D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to the foregoing subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a “modification” of such ISOs or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments.

     E. Issuances of Securities and Non-Share Dividends. Except as expressly provided herein, no issuance by the Company of shares of Share of any class, or securities convertible into shares of Share of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company (and, in the case of securities of the Company, such adjustments shall be made pursuant to the foregoing subparagraph A).

     F. Fractional Shares. No fractional shares shall be issued under the Plan, and the optionee shall receive from the Company cash in lieu of such fractional shares.

     G. Adjustments. Upon the happening of any of the foregoing events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Share Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board, as applicable, shall determine the specific adjustments to be made under this paragraph 13 and its determination shall be conclusive. If any person or entity owning Ordinary Share obtained by exercise of a Share Right made hereunder receives shares or securities or cash in connection with a corporate transaction described in subparagraphs A, B or C above as a result of owning such Ordinary Share, except as otherwise provided in subparagraph B, such shares or securities or cash shall be subject to all of the conditions and restrictions applicable to the Ordinary Share with respect to which such shares or securities or cash were issued, unless otherwise determined by the Committee or the Board of Directors of the Surviving Entity.

     H. Pooling-of-Interests Accounting. If the Company proposes to engage in an Acquisition intended to be accounted for as a pooling-of-interests, and in the event that the provisions of this Plan or of any agreement hereunder, or any actions of the Board taken in connection with such Acquisition, are determined by the Company’s or the Surviving Entity’s independent public accountants to cause such Acquisition to fail to be accounted for as a pooling-of-interests, then such provisions or actions may be amended or rescinded at the election of the Committee, without the consent of any grantee, to be consistent with pooling-of-interests accounting treatment for such Acquisition.

     14. Means of Exercising Share Rights. A Share Right (or any part or installment thereof) shall be exercised by the holder thereof giving written notice to the Company at its principal office address. Such notice shall identify the Share Right being exercised and specify the number of shares as to which such Share Right is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Committee, delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price, or (c) at the discretion of the Committee, through delivery of shares of Ordinary Share having a fair market value equal as of the date of the exercise to the cash exercise price of the Share Right, or (d) at the discretion of the Committee, by delivery of the grantee’s personal recourse note bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in Section 1274(d) of the Internal Revenue Code, or (e) at the discretion of the Committee, by any combination of (a), (b) (c) and (d) above. The holder of a Share Right shall not have the rights of a shareholder with respect to the shares covered by his Share Right until the date of issuance of a Share certificate to him for the shares subject to the Share Right. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and Share dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such Share certificate is issued.

     15. Term and Amendment of Plan. This Plan was originally adopted by the Board on June 6, 2002 and will be presented to the Shareholders of the Company for approval on or prior to June 6, 2002. If the approval of Shareholders is not obtained by such date, ISOs granted under the Plan prior to that date will be converted automatically to Non-Qualified Options, without any action on the part of the Board, the Committee, or the holder of the Option. The Plan shall expire on that date which is ten years from the date of its adoption by the Board (except as to Options outstanding on the expiration date). Options may be granted under the Plan prior to the date of Shareholder approval of the Plan.

     The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the Shareholders obtained within 6 months before or after the Board adopts a resolution authorizing any of the following actions: (a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of paragraph 6(B)

regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); and (d) the expiration date of the Plan may not be extended.

     16. Intentionally left blank.

     17. Amendment of Share Rights. The Board or Committee may amend, modify or terminate any outstanding Share Rights including, but not limited to, substituting therefor another Share Right of the same or a different type, changing the date of exercise or realization, and converting an ISO to a Non-Qualified Option; provided that, except as otherwise provided in paragraphs 9, 10, and 15, the grantee’s consent to such action shall be required unless the Board or Committee determines that the action, taking into account any related action, would not materially and adversely affect the grantee.

     18. Application Of Funds. The proceeds received by the Company from the exercise of Options granted and Restricted Share Purchases authorized under the Plan shall be used for general corporate purposes.

     19. Governmental Regulation. The Company’s obligation to sell and deliver shares of the Ordinary Share under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

     20. Withholding of Additional Income Taxes. Upon the exercise of a Non-Qualified Option or the making of a Disqualifying Disposition (as defined in paragraph 21), the Company, in accordance with tax law or regulations to which the grantee is subject, may require the holder of the Share Right to pay additional withholding taxes in respect of the amount that is considered compensation includible in such person’s gross income. The Committee in its discretion may condition the exercise of an Option on the grantee’s payment of such additional withholding taxes.

     21. Notice to Company of Disqualifying Disposition. Each employee who receives an ISO must agree to notify the Company in writing immediately after the employee makes a Disqualifying Disposition of any Ordinary Share acquired pursuant to the exercise of an ISO.

     22. Governing Law; Construction. The validity and construction of the Plan and the instruments evidencing Options shall be governed by the laws of New York. In construing this Plan, the singular shall include the plural and the masculine gender shall include the feminine and neuter, unless the context otherwise requires.